INDEPENDENT MARKETING CONSULTANT AGREEMENT

This Independent Consultant Agreement (this “Agreement”) is dated as of the 16th day of April 2021.

BETWEEN:,

Miami Breeze Car Care, Inc. having an address at 848 Brickell Ave, PH5

Miami, Florida 33131 USA

(email: billing@miami-breez.net)

(the “Company”)

- and -

Sky Breeze Capital, Ltd., together with its partners, associates, agents and assigns, having an address at Fortage, 1st Floor The Sotheby Building, Rodney Village Rodney Bay, Gros -Islet, Saint Lucia

(email: info@skybreezecapital.com)

(hereinafter referred to collectively as “SKY”)

(the “Consultant”)

WHEREAS:

A.	The Company is engaged in the business of: Car Care Cleaning products www.miami-breeze.com

B.	The Consultant has considerable expertise developing business opportunities, financial and otherwise, that could promote and foster the growth of the Company; and

C.	The Company wishes to obtain, and the Consultant wishes to provide, certain services to the Company on the terms and conditions set out in this Agreement;

NOW THEREFORE IN CONSIDERATION of the mutual promises contained in this Agreement, the Company and the Consultant (each, a “Party” and, together, the “Parties”) agree as follows:

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1.	SERVICES TO BE PROVIDED

1.1	Commencing April 4, 2021 (the “Effective Date”), the Consultant will utilize its experience, expertise, resources and relationships to develop business opportunities for the Company as described with greater specificity on the annexed “Exhibit A”, (the “Services”).

1.2	The Consultant will report to the Chief Executive Officer of the Company (the “CEO”) and will keep the CEO informed of all matters concerning the Services as requested by the Company from time to time.

1.3	The Consultant will perform the Services to the level of competence and skill one would reasonably expect from someone with skills and experience similar to that as represented by the Consultant.

1.4	The Consultant will not have any right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever, except to the extent specifically provided herein or specifically authorized by the Company.

1.5	The Consultant will faithfully, honestly and diligently serve the Company, use the Consultant’s best efforts to promote the best interests of the Company and co-operate with the Company, and utilize maximum professional skill and care to ensure that all services rendered hereunder, including the Services, are rendered to the satisfaction of the Company.

1.6	The Consultant will comply with all applicable rules, laws, regulations and policies of any kind whatsoever having application to the carrying out and performance of the Consultant’s obligations under this Agreement, specifically including all rules and regulations applicable to an SEC reporting company.

2.	REMUNERATION AND EXPENSES

2.1	The Company will pay the Consultant consulting fees (the “Consulting Fees”) in accordance with the annexed “Exhibit B”.

2.2	The Consultant represents that it is acting at all times in the capacity of an independent contractor and NOT an employee and accordingly statutory deductions will not be made from the Consulting Fees.

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3.	TERM AND TERMINATION

3.1	This Agreement will commence on the Effective Date and will continue for twelve (12) months (the “Initial Term”), unless terminated in accordance with Section 3.3 or renewed in accordance with Section 3.2.

3.2	Notwithstanding Section 3.1, this Agreement may be renewed for a subsequent term, the quantum and terms of which are to be mutually determined by the Parties, upon the Company providing written notice to the Consultant by no later than 10 days prior to the last day of the Initial Term of its intention to renew this Agreement. In the event the Company does not provide such notice, this Agreement will expire on the last day of the Initial Term.

3.3	Notwithstanding Section 3.1, this Agreement may be terminated at any time by:

(3.a)	Either Party giving at least 30 days’ advance notice in writing to the other Party;

(3.b)	the Company without notice in the event the Consultant: (i) breaches any term of this Agreement, (ii) neglects the Services or any other duty to be performed by the Consultant under this Agreement, (iii) engages in any conduct which is dishonest, or damages the reputation or standing of the Company, (iv) is convicted of any criminal act, (v) engages in any act of moral turpitude, (vi) files a voluntary petition in bankruptcy, or (vii) is adjudicated as bankrupt or insolvent; all as determined in the sole good faith discretion of the Company.

3.4	Upon termination of this Agreement for any reason, the Consultant shall upon receipt of all sums due and owing promptly deliver the following in accordance with the directions of the Company:

(4.a)	all documents pertaining to the Company or this Agreement, including but not limited to all books of account, correspondence and contracts; and

(4.b)	all equipment and any other property belonging to the Company.

3.5	In the event the Company is acquired, or is the non-surviving party in a merger, or sells all of or substantially all of its assets, this Agreement shall be automatically terminated.

4.	CONFIDENTIALITY, NON-SOLICITATION, AND OWNERSHIP OF PROPERTY

4.1	In connection with the implementation of this Agreement, the Parties and/or their affiliates will furnish to one another certain information that is either non-public, confidential or proprietary in nature (the “Confidential Information”). Pursuant to the U.S. Securities and Exchange Commission’s Regulation FD, the Company is permitted to disclose to you as Recipient on a confidential basis, the Confidential Information so long as you agree to be bound by this Agreement. The Company also agrees to be bound by this Agreement as the Recipient of Confidential Information received from you.

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4.2	Confidential Information shall include, but not be limited to, (a) technology, data, results, ideas, processes, techniques, strategies, formulae, know-how, improvements, discoveries, developments, products, code, applications, apps, and designs, (b) tangible and intangible information relating to our respective businesses, and (c) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers.

4.3	The terms and conditions pursuant to which the Parties and/or their affiliates will provide the Confidential Information to one another are set forth below:

(3.a)	Each Party that receives Confidential Information, shall be deemed, for the purposes of this Agreement, the Recipient and the Party that provides Confidential Information shall be deemed the Disclosing Party. The Parties acknowledge that the Confidential Information will be provided to them, or they will be granted access to the Confidential Information, solely for the purposes set forth in this Agreement, and the Recipient agrees to receive the Confidential Information on the following terms and conditions:

(3.a.i)	that the Confidential Information is to be received and maintained in confidence;

(3.a.ii)	that the Recipient shall not, nor cause any other person or entity to, copy, summarize, reproduce, or reverse-engineer, any Confidential Information without the prior written consent of the Disclosing Party;

(3.a.iii)	that the Recipient will not, directly or indirectly, disclose, communicate or make known the Confidential Information or any part thereof to any person, firm or corporation for any purpose, other than as authorized in advance by the Disclosing Party;

(3.a.iv)	that the Recipient will take all reasonable precautions to safeguard the Confidential Information against unauthorized disclosure;

(3.a.v)	that upon the request of the Disclosing Party, the Recipient will promptly return to the Disclosing Party all Confidential Information, including all reproductions and copies thereof together with all materials and documents created by the Recipient containing Confidential Information or references thereto from which reference to the substance of the Confidential Information can be implied or understood;

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(3.a.vi)	that the Recipient will indemnify the Disclosing Party from any and all damages, costs and expenses, including legal expenses, suffered or incurred by the Disclosing Party directly or indirectly as a result of the enforcement by the Disclosing Party of this Agreement or a breach of the covenants and obligations contained herein or both;

(3.a.vii)	that should the Recipient, directly or indirectly, realize any benefit, financial or otherwise, as a result of the use or disclosure of the Confidential Information in contravention of this Agreement, such benefit shall be deemed to have been earned by the Disclosing Party and shall constitute an asset of the Disclosing Party and the Recipient hereby declares itself to be a trustee thereof for the Disclosing Party with no beneficial interest in any benefit earned thereby;

(3.a.viii)	that the Confidential Information shall be disclosed only to partners, employees, officers, directors, affiliates, agents, advisors or other representatives of the Recipient (collectively, the “Permitted Persons”) who (i) need to know such Confidential Information for the purpose of participating in the consideration, evaluation and performance of this Agreement or such other potential venture, transaction or relationship between the Parties and (ii) are obligated to the Recipient and the Disclosing Party to maintain the Confidential Information under confidentiality terms and conditions at least as stringent as those provided for herein;

(3.a.ix)	that the confidential and proprietary nature of the Confidential Information shall be communicated to the Permitted Persons; and

(3.a.x)	the Recipient will be responsible for any unauthorized use or disclosure of Confidential Information by the Permitted Persons and by any and all other persons to whom it discloses the Confidential Information.

(3.b)	Notwithstanding anything to the contrary set forth herein, Confidential Information shall not include information:

(3.b.i)	that, at the time of disclosure to the Recipient hereunder, is generally available to the public;

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(3.b.ii)	that, after disclosure to the Recipient hereunder, becomes generally available to the public, other than as a result of a breach of this Agreement by the Recipient;

(3.b.iii)	that the Recipient can establish was already in its possession or the possession of any Permitted Person at the time the information was received hereunder, provided that the source of the information was not known by the Recipient or any Permitted Person to be bound to an obligation of confidentiality to the Disclosing Party with respect to such information and such obligation prohibited such disclosure;

(3.b.iv)	that the Recipient or any Permitted Person receives from a third party, provided that the source of the information was not known by the Recipient or any Permitted Person to be bound to an obligation of confidentiality to the Disclosing Party with respect to such information and such obligation prohibited such disclosure; and

(3.b.v)	that the Recipient can establish was developed independently by the Recipient or any Permitted Person without use, directly or indirectly, of any Confidential Information.

(3.c)	The Recipient understands and agrees that neither the Disclosing Party, or its affiliates or any of its respective representatives: (i) have made or make any representation or warranty hereunder, expressed or implied, as to the accuracy or completeness of the Confidential Information or (ii) shall have any liability hereunder to the Recipient or its representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

(3.d)	If the Recipient is required by law, rule, regulation, subpoena or regulatory agency or stock exchange rule (“Legal Process”) to disclose any Confidential Information, the Recipient will provide the Disclosing Party with prompt notice of such requirement, if legally practicable, and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is required to be disclosed prior to making any such disclosure. If, provided that the Recipient has used reasonable efforts to obtain assurances that confidential treatment will be afforded such information, the Recipient is nonetheless required by Legal Process to disclose any Confidential Information, the Recipient may disclose such Confidential Information that it is required to disclose.

(3.e)	The Recipient acknowledges and agrees that the Confidential Information constitutes valuable proprietary property of the Disclosing Party and/or its affiliates and that such Party and/or its affiliates will suffer irreparable harm if the Confidential Information is disclosed without authorization or misused and accordingly the Recipient acknowledges and agrees that the provisions contained herein are reasonable and necessary for the protection of the Disclosing Party’s rights and interests and the rights and interests of its affiliates and all of the provisions contained herein will survive termination or completion of any relationship between the Parties.

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(3.f)	The Recipient acknowledges that all Confidential Information shall remain the property of the Disclosing Party and/or its affiliates, as the case may be, and nothing in this Agreement shall be construed as granting to the Recipient any license, right, interest or ownership in the Disclosing Party’s Confidential Information.

(3.g)	The Recipient hereby acknowledges that the Recipient is aware, and further agrees that the Recipient will advise the Permitted Persons, that United States and Canadian securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities until such information either becomes immaterial or public.

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(3.h)	The Recipient acknowledges that the Disclosing Party cannot be properly compensated for unauthorized disclosure or misuse of the Confidential Information and accordingly the Recipient agrees that if any Confidential Information is disclosed without authorization or used in contravention of any provision of this Agreement, then the Disclosing Party will have, in addition to any other remedies available to it, the right to injunctive relief (including interlocutory injunctive relief) enjoining such action and the Recipient agrees that other remedies are inadequate to fully protect the Disclosing Party’s rights.

(3.i)	Notwithstanding any termination of this Agreement, the obligations under this Agreement will continue to apply to a Recipient with respect to the Confidential Information for a period of two (2) years from the date of such termination.

5.	INDEPENDENT CONSULTANT RELATIONSHIP

5.1	It is expressly agreed that the Consultant is acting as an independent contractor in performing the Services under this Agreement.

5.2	The Consultant is not precluded from acting in any other capacity for any other person, firm or Company provided that it does not conflict with or materially interfere with the Consultant’s duties to the Company as set out in this Agreement.

5.3	The Company will not pay any contribution to any pension plan, employment insurance or withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship on behalf of the Consultant.

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5.4	The Consultant represents and warrants that the Consultant has the right to provide the Services required under this Agreement without violation of obligations to others and that all advice, information, and documents given by the Consultant to the Company under this Agreement may be used fully and freely by the Company, unless otherwise so designated orally or in writing by the Consultant at the time of communication of such information (e.g. information shared with the Consultant in a confidential manner or on a non-attribution basis).

6.	USE OF TRADEMARKS

The Contractor may use, reproduce, and distribute the Company’s service marks, trademarks, and trade names (if any) (collectively, the “Company Marks”) in connection with the performance of the Services. Any goodwill received from this use will accrue to the Company, which will remain the sole owner of the Company Marks. The Contractor may not engage in activities or commit acts, directly or indirectly, that may contest, dispute, or otherwise impair the Company’s interest in the Company Marks. The Contractor may not cause diminishment of value of the Company Marks through any act or representation. The Contractor may not apply for, acquire, or claim any interest in any Company

Marks, or others that may be confusingly similar to any of them, through advertising or otherwise. At the expiration or earlier termination of this Agreement, the Contractor will have no further right to use the Company Marks, unless the Company provides written approval for each such use.

7.	GENERAL

7.1	This Agreement contains the entire Agreement and obligation between the Parties with respect to its subject matter. No amendment to this Agreement will be valid or effective unless in writing and signed by both Parties.

7.2	The Consultant agrees to indemnify the Company from all losses, claims, actions, damages, assessments or demands (including reasonable legal fees and expenses) which result from willful or grossly negligent acts or omissions of the Consultant in providing the Services.

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7.3	Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, registered mail or email transmission to the applicable address or email address of the receiving Party set forth on the first page of this Agreement, and any notice, request, demand or other communication so delivered or sent shall be deemed to have been duly given on the next succeeding business day (meaning any day other than a day which is a Saturday, a Sunday or any day on which banks in the State of California are not generally open for business) following the day on which it was so delivered or sent.

7.4	If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.

7.5	Time shall be of the essence of this Agreement.

7.6	The Consultant may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of the Consultant’s duties without the prior written consent of the Company.

7.7	The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

7.8	This Agreement will be governed by and construed in accordance with the laws of the State of California and federal laws applicable therein, and each Party submits to the jurisdiction of courts of competent jurisdiction in the State of California.

7.9	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the Parties agree that any signature delivered by electronic transmission will be deemed to be the original signature of the delivering Party.

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7.10	The Parties have each had an opportunity to obtain independent legal advice with respect to this Agreement and they sign same voluntarily and of their own free will.

7.11	No failure or delay on the part of either Party in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other further exercise thereof or the exercise of any other right, power or remedy.

7.12	This Agreement shall enure to the benefit of and be binding upon the respective the successors and assigns of each Party.

8.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the day and year first written above.

Miami Breeze Car Care, Inc.

By:	/s/ Wolfgang Ruecker
CEO Director, Wolfgang Ruecker

SKY Breeze Capital, Ltd.

By:	/s/ Wolfgang Ruecker
CONSULTANT – Wolfgang Ruecker

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EXHIBIT A

THE SERVICES

a.i.1.	SERVICES.

The Consultant shall assist the Company in the performance and execution of its business initiatives, including, among other things:

(12.a)	providing advice and counsel in connection with the Company’s growth strategies, including, but not limited to, high profile partnerships initiatives and the marketing structures associated therewith. Introducing -negotiation and engagement of Brand Ambassador such as former F1 pilot and resent IndyCar driver Romain Grosjean for advertising and promoting Miami Breeze Care Care products to his target audience.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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EXHIBIT B

COMPENSATION

As full compensation for the Services rendered under this Agreement, the Company shall pay the Consultant / Agent in accordance with the following terms:

For Consulting Services Rendered:

$285,000 (two hundred eighty five thousand)

$285,000 due 10/01/2021

Wire instructions

Sky Breeze Capital Ltd.

Sky Breeze Capital Ltd.

Bank Frick

Iban LI69 0881 1010 3877 K000 U

EUR IBan Li16 0881 1010 3877 K000 E

Sky Breeze Capital Ltd.

USD IBAN: LI69 0881 1010 3877 K000 U

Bankname: Bank Frick & Co. AG

SWIFT: BFRILI22

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